Exhibit 10.3

ENHABIT, INC.

_________________, 2025

PERSONAL AND CONFIDENTIAL

Dear [___________]:

This letter agreement (this “Agreement”) sets forth the terms and conditions pursuant to which Enhabit, Inc. (the “Company”) is offering you a retention bonus in the amount of $[_____] (the “Bonus”), including the eligibility requirements you must satisfy in order to receive the Bonus. You acknowledge and agree that the Company’s obligations under this Agreement may be satisfied by any affiliate of the Company.

1.	Eligibility.

(a)

You will be eligible to receive the Bonus if you remain continuously employed by the Company or any of its subsidiaries through December 31, 2026 (the “Retention Date”). For purposes of this Agreement, “continuously employed” (or substantially similar terms) means the absence of any interruption or termination of your employment with the Company or one of its subsidiaries. Continuous employment shall not be considered interrupted or terminated in the case of transfers between locations of the Company and its subsidiaries. If your continuous employment with the Company and its subsidiaries terminates for any reason, other than those described in Section 1(b), prior to Retention Date, you will not be entitled to receive the Bonus.

(b)

Notwithstanding Section 1(a) above, in the event that your continuous employment with the Company and its subsidiaries ends prior to the Retention Date as a result of a Qualifying Termination (as defined below), then the Bonus shall immediately be deemed earned as of the date of such Qualifying Termination.

2.	Definitions.

(a)

“Cause” shall have the meaning set forth in any individual employment, severance or similar agreement between the Company (or any of its subsidiaries) and you, or in the event that you are not a party to such an agreement, Cause shall mean:

(i)	the Company’s procurement of evidence of your act of fraud, misappropriation, or embezzlement with respect to the Company or any of its subsidiaries;

(ii)	your indictment for, conviction of, or plea of guilty or no contest to, any misdemeanor involving moral turpitude or any felony (other than a minor traffic violation);

(iii)

the suspension or debarment of you or of the Company or any of its affiliated companies or entities as a direct result of any willful or grossly negligent act or omission of you in connection with your employment with the Company or any of its subsidiaries from participation in any federal or state health care program. For purposes of this clause (iii), you shall not have acted in a “willful” manner if you acted, or failed to act, in a manner that you believed in good faith to be in, or not opposed to, the best interests of the Company or any of its subsidiaries;

(iv)

your admission, or finding by a court or the United States Securities and Exchange Commission (“SEC”) (or a similar agency of any applicable state), of liability for the violation of any “Securities Laws” (as hereinafter defined) (excluding any technical violations of the Securities Laws which are not criminal in nature). As used herein, the term “Securities Laws” means any federal or state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended;

(v)

a formal indication from any agency or instrumentality of any state or the United States of America, including but not limited to the United States Department of Justice, the SEC or any committee of the United States Congress that you are a target or the subject of any investigation or proceeding into the actions or inactions of you for a violation of any Securities Laws (excluding any technical violations of the Securities Laws which are not criminal in nature);

(vi)

your failure after reasonable prior written notice from the Company or any of its subsidiaries to comply with any valid and legal directive of the Chief Executive Officer of the Company or the Board that is not remedied within thirty (30) days of you being provided written notice thereof from the Company;

(vii)

any willful or gross misconduct by you in connection with your duties to the Company which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its subsidiaries or affiliates; or

(viii)

other than as provided in clauses (i) through (vii) above, your breach of any material provision of any employment agreement or other material agreement with the Company, if applicable, or your breach of or failure to perform the material duties and responsibilities of your job, that is not remedied within thirty (30) days or repeated breaches of a similar nature, such as the failure to report to work, comply with a Company policy, perform duties when or as directed, all as provided herein, which shall not require additional notices as provided in clauses (i) through (vii) above.

(b)	“Change in Control” has the meaning set forth in the Company’s 2022 Omnibus Performance Incentive Plan.

(c)

“Good Reason” shall mean any of the following actions or failures to act, but in each case only if it occurs while you are employed by the Company and then only if it is not consented to by you in writing:

(i)

assignment of a position that is of a lesser rank than held by you prior to the assignment and that results in a material adverse change in your reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the effective date of such change;

(ii)

a material reduction in your total compensation. For purposes of this clause (ii), “total compensation” shall mean the sum of base salary, target bonus opportunity and the opportunity to receive compensation in the form of equity in the Company. Notwithstanding the foregoing, a reduction will not be deemed to have occurred hereunder on account of (A) any change to a plan term other than ultimate target bonus opportunity or target equity opportunity, (B) the actual payout of any bonus amount or equity amount, (C) any reduction resulting from changes in the market value of securities or other instruments paid or payable to you, or (D) any reduction in the total compensation of a group of similarly situated employees that includes you;

(iii)

any change in your status as a participant under any change in control compensation plan of the Company if such change in status occurs during the period beginning six (6) months prior to a change in control and ending twenty-four (24) months after a change in control; or

(iv)	any change of more than fifty (50) miles in the location of your principal place of employment immediately prior to the effective date of such change.

For purposes of this definition, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” if taken for Cause. Additionally, none of the actions described in clauses (i) through (iv) above shall constitute “Good Reason” if remedied by the Company within thirty (30) days after receipt of written notice thereof given by you (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that “Good Reason” shall cease to exist for any action described in clauses (i) through (iv) above on the sixtieth (60th) day following the later of the occurrence of such action or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.

(d)

“Disability” means a physical or mental condition which is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders you incapable of performing the work for which you are employed or similar work, as evidenced by eligibility for and actual receipt of benefits payable under a group disability plan or policy maintained by the Company or any of its subsidiaries that is by its terms applicable you.

(e)

“Qualifying Termination” means the termination of your employment as a result of (i) your death, (ii) your Disability, (iii) the Company or any of its affiliates terminating your employment without Cause, or (iv) your resignation for Good Reason.

3. Payment of the Bonus. Subject to your satisfaction of the eligibility requirements in Section 1 above, and except as provided in Section 7 below, the Company will pay you the Bonus in a lump sum in cash within 30 days following the Retention Date (or in the event your employment ends as a result of a Qualifying Termination prior to the Retention Date, the full Bonus will be paid within 30 days following the date of such Qualifying Termination).

4. At-Will Employment. Your opportunity to receive the Bonus pursuant to this Agreement does not imply any obligation with respect to your continued employment of any kind with the Company or any of its affiliates. Your employment continues to be “at-will.” The Company, or any of its affiliates, has the right to terminate your employment at any time, for any reason, and with or without advance notice.

5. Tax Withholding. The Company (or any of its affiliates) may withhold from the Bonus all federal, state, city or other taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided to you hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

6. Confidentiality. The provisions of this Agreement are confidential. You shall not disclose, publicize, or discuss any of the terms or conditions of the Bonus with anyone except your spouse, if any, and your attorney, financial advisor and/or tax advisor to the extent necessary for such advisor to render appropriate legal, financial and tax advice. In the event you disclose any of the terms or conditions of the Bonus to your spouse, attorney, financial advisor and/or tax advisor, it shall be your duty to advise such persons of the confidential nature of the Bonus and to direct them not to disclose, publicize, or discuss any of the terms or conditions of the Bonus with any other person.

7. Change in Control. In the event of a Change in Control that occurs prior to the Retention Date, the obligation of the Company to pay you the Bonus under this Agreement will be continued or assumed by the surviving company in such Change in Control and paid in accordance with Section 3 of this Agreement. Notwithstanding the foregoing, in the event that you remain continuously employed by the Company or any of its subsidiaries through the date of a Change in Control and the surviving company in such Change in Control does not agree to continue or assume the obligation to pay you the Bonus, then, notwithstanding anything in this Agreement to the contrary, the Company will pay you the full Bonus on the date of such Change in Control.

8. Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

Please indicate your agreement to the terms set forth herein by executing this letter in the space provided below.

Very truly yours,

ENHABIT, INC.

By:
Name:
Title:

Accepted and Agreed:

By:

Name:
Title:

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